EXHIBIT (2)(k)(2)
Transfer Agency and Service Agreement
Between
The Cushing MLP Total Return Fund
and
Computershare Trust Company, N.A.
and
Computershare Inc.

AGREEMENT made as of the 24th day of August, 2007 by and between The Cushing MLP Total Return Fund, a Delaware statutory trust, having its principal office and place of business at 3300 Oak Lawn Avenue, Suite 650, Dallas, Texas 75219 (the “Company”), and Computershare Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, having its principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021 (collectively, the “Transfer Agent” or individually, “Computershare” and the “Trust Company”, respectively).
     WHEREAS, the Company desires to appoint the Trust Company as sole transfer agent, registrar and administrator of its dividend reinvestment plan or direct stock purchase plan, and Computershare as dividend disbursing agent and processor of all payments received or made by Company under this Agreement;
     WHEREAS, the Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, the Trust Company may arrange for Computershare to act on behalf of the Trust Company in providing certain of its services covered by this Agreement; and
     WHEREAS, the Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;
     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1. CERTAIN DEFINITIONS.
1.1 “Account” shall mean the account of each Shareholder which holds any full or fractional shares of stock held by such Shareholder, outstanding funds, or reportable tax information.
1.2 “Agreement” shall mean this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.
1.3 “Services” shall mean all services performed by the Transfer Agent pursuant to this Agreement.
1.4 “Share” shall mean Company’s shares of beneficial interest, authorized by the Company’s Declaration of Trust, and other classes of Company’s stock to be designated by the Company in writing and which the Transfer Agent agrees to service under this Agreement.
1.5 “Shareholder” shall mean the holder of record of Shares.
1.6 “Shareholder Data” shall mean all information maintained on the records database of the Transfer Agent concerning Shareholders.
1.7 “Plans” shall mean any Dividend Reinvestment, Direct Stock Purchase, or other investment programs administered for the Company.
2. APPOINTMENT OF AGENT.
2.1 Appointments. The Company hereby appoints the Trust Company to act as sole transfer agent and registrar for all Shares, and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to the Trust Company and as dividend disbursing agent and processor of all payments received or made by or on behalf of the Company under this Agreement, and the Trust Company and Computershare accept the respective appointments.

2.2 Documents. In connection with the appointing of the Trust Company as the transfer agent and registrar for the Company, the Company has provided or will provide the attached appointment and corporate authority documents to the Transfer Agent:
(a)	Copies of resolutions appointing the Trust Company as the transfer agent;

(b)	Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission, for initial public offerings;

(c)	Specimens of all forms of outstanding stock certificates for Shares, in forms approved by the Board of Trustees of the Company, with a certificate of the Secretary of the Company as to such approval;

(d)	Specimens of the signatures of the officers of the Company authorized to sign stock certificates and authorized to sign written instructions and requests;

(e)	An opinion of counsel for the Company addressed to both the Trust Company and Computershare with respect to:
(i)	The Company’s organization and existence under the laws of its state of organization;

(ii)	The status of all Shares of the Company covered by the appointment under the Securities Act of 1933, as amended (the “1933 Act”), and any other applicable federal or state statute; and

(iii)	That all issued Shares are, and all unissued Shares will be, when issued, validly issued, fully paid and non-assessable;
(f)	A copy of the Declaration of Trust and By-Laws of the Company;

(g)	Copies of all material amendments to the Declaration of Trust or By-Laws of the Company made after the date of this Agreement, promptly after such amendments are made; and

(h)	A certificate of the Company as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options.
2.3 Records. Transfer Agent may adopt as part of its records all lists of holders, records of Company’s stock, books, documents and records which have been employed by any former agent of Company for the maintenance of the ledgers for such shares, provided such ledger is certified by an officer of Company or the prior transfer agent to be true, authentic and complete. Transfer Agent hereby agrees to establish and maintain facilities and procedures in accordance with reasonable industry standards for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices. The Transfer Agent shall keep records relating to the Services, in the form and manner it deems advisable. The Transfer Agent agrees that all such records prepared or maintained by it relating to the Services are the property of the Company and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to the Company on and in accordance with its request. Records surrendered hereunder shall be in machine readable form, except to the extent that Transfer Agent has maintained such record only in paper form.
2.4 Shares. Company shall, if applicable, inform Transfer Agent as to (i) the existence or termination of any restrictions on the transfer of Shares and in the application to or removal from any stock certificate of any legend restricting the transfer of such Shares or the substitution for such certificate of a certificate without such legend, (ii) any authorized but unissued Shares reserved for specific purposes, (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange, (iv) reserved Shares subject to option and the details of such reservation, and (v) special instructions regarding dividends and information of foreign Shareholders.

2.5 Certificates. Should the Company issue stock certificates, the Company shall deliver to Transfer Agent an appropriate supply of stock certificates, which certificates shall provide a signature panel for use by an officer of or authorized signor for Transfer Agent to sign as transfer agent and registrar, and which shall state that such certificates are only valid after being countersigned and registered, or provide Transfer Agent with documentation required to print on demand stock certificates, as the case may be.
3. STANDARD SERVICES.
3.1 Share Services. The Transfer Agent shall perform the following Share Services:
(a)	issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder Account;

(b)	effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

(c)	Replacement Certificates. The Transfer Agent shall issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of an open penalty surety bond satisfactory to it and holding it and the Company harmless, absent notice to the Company and the Transfer Agent that such certificates have been acquired by a bona fide purchaser. The Transfer Agent may, at its option, issue replacement certificates in place of mutilated stock certificates upon presentation thereof without such indemnity. Further, the Transfer Agent may, at its sole option, accept indemnification from the Company to issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond;

(d)	in addition to and not in lieu of the services set forth in the above paragraphs (a) – (c), Transfer Agent shall: perform all of the customary services of a transfer agent.

(e)	The Transfer Agent shall, in connection with the Company’s closing(s), coordinate and facilitate the delivery of the Company’s shares through the facilities of The Depository Trust Company (“DTC”) and provide such other services as are standard for a transfer agent in connection with the closing of a registered closed-end investment company.
3.2 Unclaimed Property and Lost Shareholders. The Transfer Agent shall report unclaimed property to each state in compliance with applicable law and shall comply with Rule 17 Ad-17 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for lost shareholders.
3.3 Computer Services. The Transfer Agent shall provide the following computer Services:
(a)	Shareholder Internet Services. The Transfer Agent shall provide internet access to Company’s Shareholders through Transfer Agent’s web site, www.computershare.com (“Shareholder Internet Services”), pursuant to its established procedures (“Security Procedures”) and fees, to allow Shareholders to view their Account information and perform certain on-line transactions. The Shareholder Internet Services are provided “as is,” on an “as available” basis, and Transfer Agent hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance. Notwithstanding the foregoing, in providing Shareholder Internet Services, the Transfer Agent will comply with all applicable laws concerning consent to deliver and delivery of documents electronically.

(b)	Issuer Online. Transfer Agent shall provide Company with access to Shareholder Data maintained on the Transfer Agent’s databases and computer system through the Internet (“Issuer Online”) subject to the terms and conditions set forth herein and pursuant to the Transfer Agent’s established procedures, to be provided to the Company.

(c)	Proprietary Information. The Company acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Company by Transfer Agent as part of Issuer Online, or otherwise, is under the control and ownership of the Transfer Agent or other third party (including its affiliates) and constitutes copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Shareholder Data. The Company agrees to treat all Proprietary Information as confidential in accordance with the provisions of Section 13 of this Agreement.

(d)	Third Party Content. Organizations from which the Transfer Agent may obtain certain data included in the Services are solely responsible for the contents of such data and the Company agrees to make no claim against the Transfer Agent arising out of the contents of such third party data, including, but not limited to, the accuracy thereof.

(e)	Employees and Agents. Each party shall take reasonable efforts to advise its employees and agents of their respective obligations pursuant to this Section 3.3.
4. DIVIDEND REINVESTMENT PLAN SERVICES.
4.1 The Trust Company shall perform all services under the Plans, as the administrator of such Plans, with the exception of payment processing for which Computershare has been appointed as agent by Company, and certain other services that the Trust Company may subcontract to Computershare as permitted by applicable law (e.g. ministerial services).
4.2 The Transfer Agent shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such Plans.
5. COMPUTERSHARE DIVIDEND DISBURSING AND PAYMENT SERVICES.
5.1 Declaration of Dividends. Upon receipt of a written notice from the President, any Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer of Company declaring the payment of a dividend, Computershare shall disburse such dividend payments provided that in advance of the applicable check mailing date, Company furnishes Computershare with sufficient funds. The payment of such funds to Computershare for the purpose of being available for the payment of dividends from time to time is not intended by Company to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.
5.2 Stop Payments. Company hereby authorizes Computershare to stop payment of checks issued in payment of dividends or for sales proceeds, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Company shall indemnify Transfer Agent against any loss or damage resulting from reissuance of the checks.
5.3 Tax Withholding. Company hereby authorizes Computershare to deduct from all dividends declared by Company and disbursed by Computershare, as dividend disbursing agent, the tax required to be withheld pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary return and payment of such tax in connection therewith.
5.4 Plan Payments. Company hereby authorizes Computershare to receive all payments made to the Company (i.e. optional cash purchases) or the Transfer Agent under the Plans and make all payments required to be made under such Plans, including all payments required to be made to the Company.

5.5 Bank Accounts. The Company acknowledges that the bank accounts maintained by Computershare in connection with the Services will be in Computershare’s name and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.
5.6 In addition to and not in lieu of the services set forth in the above sections 5.1 – 5.5, Computershare shall perform all of the customary services of a dividend disbursing agent.
6. OPTIONAL SERVICES.
6.1 Optional Services To the extent that Company elects to engage any entity other than the Transfer Agent (“Company Vendor”) to provide any of the services listed below, the Company shall give the Transfer Agent the right of first refusal to provide such services upon the same terms and fees as the Company Vendor:
(a)	Employee Stock Purchase or Option Plan services; and

(b)	Corporate Actions services (including, inter alia, odd lot buy backs, exchanges, mergers, subscriptions, capital reorganizations, coordination of post-merger services and special meetings).
6.2 In the event that the Company Vendor provides the services set forth in Section 6.1, the Company shall pay the Transfer Agent its standard fees and expenses charged by the Transfer Agent for Services rendered to support the above Services rendered by the Company Vendor for the benefit of the Company.
7. FEES AND EXPENSES.
7.1 Fee and Service Schedules. Company agrees to pay Transfer Agent the fees for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule attached hereto and incorporated herein, for the initial term of the Agreement (the “Initial Term”). Sixty (60) days before the expiration of the Initial Term or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.
7.2 Out-of-Pocket Expenses. In addition to the fees paid under Section 7.1 above, the Company agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses incurred by the Transfer Agent as set out in the Fee and Service Schedule attached hereto.
7.3 Conversion Funds. Conversion funding required by any out of proof condition caused by a prior agents’ services shall be advanced to Transfer Agent prior to the commencement of Services.
7.4 Invoices. The Company agrees to pay all fees and reimbursable expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Company may only withhold that portion of the fee or expense subject to the good faith dispute. The Company shall settle such disputed amounts within five (5) business days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.
7.5 Late Payments.
(a)	If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid within 45 days after receipt of such invoice, the Company shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to eighteen percent (18%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

(b)	The failure by Company to pay an invoice within 90 days after receipt of such invoice or the failure by the Company to timely pay two consecutive invoices shall constitute a material breach pursuant to Section 13.4(a) below. The Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide the Company with 30 days to cure such breach.

7.6	Overtime Charges. Overtime charges will be assessed in the event of a late delivery to the Transfer Agent of Company material for mailings to Shareholders, unless the mail date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports and news releases.
8. REPRESENTATIONS AND WARRANTIES.
8.1 Representations and Warranties of Transfer Agent. The Transfer Agent represents and warrants to the Company that:
(a)	Governance. The Trust Company is a federally chartered limited purpose national bank duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary action and constitutes the legal, valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms;

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Transfer Agent will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to, (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Transfer Agent, (iii) the incorporation documents or by-laws of the Transfer Agent, or (iv) any material agreement to which Transfer Agent is a party;

(c)	Company’s Agent. Transfer Agent is engaged in an independent business and will perform its obligations under this Agreement as an agent of Company;

(d)	Duly Registered. It is duly registered as transfer agent under Section 17A of the Exchange Act;

(e)	Capacity. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

(f)	It is duly enrolled as a participant in the Fast Automated Transfer Program (FAST) of DTC.
8.2 Representations and Warranties of Company. The Company represents and warrants to the Transfer Agent that:
(a)	Governance. It is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has full power, authority and legal right to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action and constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms;

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Company will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to, (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Company, (iii) the incorporation documents or by-laws of the Company, (iv) any material agreement to which Transfer Agent is a party, or (v) exchange rules; and

(c)	Securities Act of 1933. A registration statement under the 1933 Act has been filed and is currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all the Shares of the Company being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; information to the contrary will result in immediate notification to the Transfer Agent by Company;
9. INDEMNIFICATION AND LIMITATION OF LIABILITY.
9.1 Company Indemnity. The Company shall indemnify and hold the Transfer Agent harmless from and against, and the Transfer Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability arising out of or attributable to:
(a)	all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement provided such actions are taken in good faith and without gross negligence or willful misconduct;

(b)	The Company’s lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Company hereunder;

(c)	The reliance or use by the Transfer Agent or its agents or subcontractors of any information, records, data, and documents which have been prepared and/or maintained by the Company or any other person or firm on behalf of the Company and provided to the Transfer Agent or its agents or subcontractors. Such other person or firm shall include any former transfer agent or former registrar, or co-transfer agent or co-registrar or any current registrar where the Transfer Agent is not the current registrar;

(d)	The reliance or use by the Transfer Agent or its agents or subcontractors of (i) any paper or document reasonably believed in good faith to be genuine and to have been signed by the proper person or persons, including Shareholders, and (ii) electronic instructions from Shareholders submitted through the Shareholder Internet Services, from Company through Issuer Online, or through any other electronic means pursuant to security procedures established by the Transfer Agent;

(e)	The negotiation and processing of all checks, including checks made payable to Shareholders or prospective shareholders that are tendered to the Transfer Agent for the purchase of Shares (commonly known as “third party checks”); and

(f)	The recognition, acceptance, or processing by the Transfer Agent of stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of the Company, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.
9.2 Instructions. From time to time, Company may provide Transfer Agent with instructions concerning the Services. In addition, at any time the Transfer Agent may apply to any officer of the Company for instruction, and may consult with legal counsel for the Transfer Agent with respect to any matter arising in connection with the Services to be performed by the Transfer Agent under this Agreement, and Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by the Transfer Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. The Transfer Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.
9.3 Transfer Agent Indemnification/Limitation of Liability. Transfer Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to: (a) Transfer Agent’s refusal or failure to comply with the terms of this Agreement, (b) Transfer Agent’s negligence or willful misconduct, or (c) Transfer Agent’s breach of any representation or warranty hereunder, for which Transfer Agent is not entitled to indemnification under this Agreement; provided, however, that Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed twelve (12) months fees paid, or to be paid, hereunder by the Company to Transfer Agent.
9.4 Notice. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.
10. DAMAGES.
Neither the Company nor the Transfer Agent shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.
11. RESPONSIBILITIES OF THE TRANSFER AGENT.
11.1 Transfer Agent agrees to maintain redundant data centers or a compatible configuration and to backup the Company’s master and input files and to store such files in a secure off premises location so that in the event of a power failure or other interruption of whatever cause at its principal place of business, the Company’s records are maintained intact, and transactions can be processed at another location.
11.2 Transfer Agent shall maintain appropriate insurance. To the extent that policies of insurance may provide for coverage of claims for liability by the parties set forth in this Agreement, no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to an insured party.
11.3 Transfer Agent shall endeavor to notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or materially reduced. Such notification shall include the date of change.
11.4 Transfer Agent acknowledges that the Company, as a registered investment company under the 1940 Act, is subject to the provisions of the 1940 Act and the rules and regulations thereunder, and that the offer and sale of the Company’s Shares are subject to the provisions of federal and state laws and regulations applicable to the offer and sale of securities.
11.5 If the Company advises Transfer Agent that a procedure of Transfer Agent related to the discharge of its obligations hereunder has or may have the effect of causing the Company to violate any of such laws or regulations referenced in Section 11.4, Transfer Agent shall immediately use commercially reasonable efforts to promptly develop an alternative procedure which does not have such effect.

12. RESPONSIBILITIES OF THE COMPANY.
12.1 The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may reasonably be required by the Transfer Agent for the carrying out, or performing by the Transfer Agent of the provisions of this Agreement.
12.2 Notification. Company shall notify Transfer Agent as soon as reasonably practicable in advance of any stock split, stock dividend or similar event which may affect the Shares, and of any bankruptcy, insolvency, moratorium or other proceeding regarding Company affecting the enforcement of creditors’ rights. Notwithstanding any other provision of this Agreement to the contrary, Transfer Agent will have no obligation to perform any Services under this Agreement subsequent to the commencement of any bankruptcy, insolvency, moratorium or other proceeding regarding Company affecting the enforcement of creditors’ rights unless Transfer Agent receives assurance satisfactory to it that it will receive full payment for such Services.
13. CONFIDENTIALITY.
13.1 Definition. Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development, Company information, Shareholder information (including any non-public information of such Shareholder), Proprietary Information, or proprietary software (including methods or concepts used therein, sources code, object code, or related technical information) which has been or is disclosed to the other or has been or is otherwise obtained by the other, its affiliates, agents or representatives before or during the term of this Agreement (the “Confidential Information”) is confidential and proprietary, constitutes trade secrets of the owner (or its affiliates), and is of great value and importance to the success of the owner’s (or its affiliates’) business. The parties shall treat the terms and conditions (but not the existence) of this Agreement as the Confidential Information of the other party. Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.
13.2. Use and Disclosure. All Confidential Information relating to a party will be held in confidence by the other party to the same extent and with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but in no event using less than a reasonable degree of care. Neither party will disclose, duplicate, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party’s consent. Each party will, however, be permitted to disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. 6801 et seq.), as it may be amended from time to time (the “GLB Act”), the regulations promulgated thereunder or other applicable law. Each party will establish commercially reasonable controls to ensure that the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement, the GLB Act or any other applicable privacy law. Without limiting the foregoing, each party will implement such physical and other security measures as are necessary to (a) ensure the security and confidentiality of the Confidential Information; (b) protect against any threats or hazards to the security and integrity of the Confidential Information; and (c) protect against any unauthorized access to or use of the Confidential Information. To the extent that any duties and responsibilities under this Agreement are delegated to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 13.
13.3. Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Computershare for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), the party will notify the other party to secure instructions from an authorized officer of such party as to request and to enable the other party the opportunity to obtain a protective order or other confidential treatment. Each party expressly reserves the right, however, to disclose the Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.
13.4 Unauthorized Disclosure. As may be required by law and without limiting either party’s rights in respect of a breach of this Section, each party will:
(a)	promptly notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	promptly furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	promptly use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.
13.5 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 13.
14. TERM AND TERMINATION.
14.1 Term. The Initial Term of this Agreement shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 14. This Agreement will renew automatically from year to year for a one-year period (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect.
14.2 Early Termination. Notwithstanding anything contained in this Agreement to the contrary, should Company desire to move any of its Services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice period, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that the Transfer Agent will be able to facilitate a conversion of Services on such prior date. In connection with the foregoing, should Services be converted to a successor service provider, or if the Company is liquidated or its assets merged or purchased or the like with another entity which does not utilize the services of the Transfer Agent, the fees payable to the Transfer Agent shall be calculated as if the Services had remained with the Transfer Agent until the expiration of the then current Initial or Renewal Term and calculated at existing rates on the date notice of termination was given to the Transfer Agent, and the payment of fees to the Transfer Agent as set forth herein shall be accelerated to the date prior to the conversion or termination of Services. The fee payments contemplated by this Section 14.2 shall not apply if the Transfer Agent is terminated under Section 14.4(a) of this Agreement. Once this Agreement is terminated, any and all other Services provided by Transfer Agent for the Company will be deemed terminated on said date.
14.3 Expiration or Termination of Term. In the event of the expiration or termination of this Agreement by either party, all reasonable out-of-pocket expenses associated with the movement of records and material will be borne by the Company. Additionally, the Transfer Agent will charge a de-conversion/transition fee in an amount equal to 10% of the aggregate fees incurred by Company during the immediately preceding twelve (12) month period, provided, however, such fee shall in no event be less than three thousand, seven hundred and fifty ($3,750.00) dollars.

14.4 Termination. This Agreement may be terminated in accordance with the following:
(a)	at any time by any party upon a material breach of a representation, covenant or term of this Agreement by any other unaffiliated party which is not cured within a period not to exceed thirty (30) days after the date of written notice thereof by one of the other parties; and

(b)	by Transfer Agent, at any time, in the event that during the term of this Agreement, a bankruptcy or insolvency proceeding is filed by or against Company or a trustee or receiver is appointed for any substantial part of Company’s property (and in a case of involuntary bankruptcy, insolvency or receivership proceeding, there is entered an order for relief, or order appointing a receiver or some similar order or decree and Company does not succeed in having such order lifted or stayed within sixty (60) days from the date of its entry), or Company makes an assignment of all or substantially all of its property for the benefit of creditors or ceases to conduct its operations in the normal course of business.
15. ASSIGNMENT.
15.1 Consent. Except as otherwise provided in Section 15.2 below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by the Company or the Transfer Agent without the written consent of the other.
15.2 Affiliates. The Transfer Agent may, without further consent of the Company, assign any of its rights and obligations hereunto to any affiliated transfer agent registered under Rule 17Ac2 promulgated under the Exchange Act.
15.3 Sub-contractors. Transfer Agent may, without further consent of the Company, subcontract with any affiliates, or may subcontract with unaffiliated subcontractors for telephone and mailing services, as may be required from time to time; provided, however, that the Transfer Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

16. UNAFFILIATED THIRD PARTIES.
Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, airborne services, the U.S. mails and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.
17. MISCELLANEOUS.
17.1 Notices. Any notice or communication by the Transfer Agent or the Company to the other is duly given if in writing and delivered in person or mailed by first class mail, postage prepaid, telecopier or overnight air courier guaranteeing next day delivery, to the other’s address:

If to the Company:	The Cushing MLP Total Return Fund
c/o Swank Energy Income Advisors, LP
3300 Oak Lawn Avenue
Suite 650
Dallas, TX 75219

If to the Transfer Agent:	Computershare Trust Company, N.A.
c/o Computershare Inc.
250 Royall Street
Canton, MA 02021
Telecopy No.: (781) 575-4210
Attn: General Counsel
17.2 No Expenditure of Funds. No provision of this Agreement shall require the Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
17.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
17.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized or approved by a resolution of the Board of Trustees of the Company.
17.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
17.6 Governing Law. This Agreement shall be governed by the laws of the State of New York.
17.7 Force Majeure. Notwithstanding anything to the contrary contained herein, Transfer Agent and the Company shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

17.8 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the Transfer Agent, the Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.
17.9 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination of this Agreement.
17.10 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.
17.11 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.
17.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and not presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
17.13 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Inc. and Computershare Trust Company, N. A.		The Cushing MLP Total Return Fund

On Behalf of Both Entities:

By:	/s/ Dennis V. Moccia	By:	/s/ Jerry V. Swank

Name:	Dennis V. Moccia	Name:	Jerry V. Swank
Title:	Managing Director	Title:	CEO and President